EXHIBIT 5.1

February 23, 2005

Ballistic Recovery Systems, Inc.

300 Airport Road

South St. Paul, Minnesota  55075

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of Ballistic Recovery Systems, Inc. (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to registration of 270,000  shares of Common Stock, $.01 par value, issued or to be issued by the Company (the “Shares”), pursuant to the terms of certain Directors Stock Option Agreements (the “Agreements”). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

1.                                       The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

2.                                       The Shares, when issued and paid for as contemplated by the Agreements, and when delivered against payment thereof in the manner contemplated by the Agreements, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maslon Edelman Borman & Brand, LLP